Exhibit 99.1

Contact:
Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

AMEDISYS ISSUES 2009 GUIDANCE AND NAMES LARRY GRAHAM AS A NEW DIRECTOR

BATON ROUGE, Louisiana (January 6, 2009)—Amedisys, Inc. (Nasdaq: “AMED”, “we”, “our”, “company”), one of America’s leading home health nursing companies, today announced revenue and earnings per share guidance for 2009. Net service revenue in 2009 is anticipated to be in the range of $1.425 billion to $1.475 billion, excluding the effects of future acquisitions, if they are made. Diluted earnings per share in 2009 is expected to be in the range of $4.10 to $4.30 based on an estimated 27.5 million shares outstanding, also excluding the effects of future acquisitions, if they are made.

“Our 2009 guidance is driven by expected improvements in contributions from past acquisitions, our efficiency initiatives and organic revenue growth, including further contributions from our Specialty Division,” stated William F. Borne, Chairman and Chief Executive Officer of Amedisys, Inc. “We will continue to pursue our strategy of growing revenue through organic revenue growth, startups and acquisitions while providing efficient high quality health care.”

The company announced today that Larry R. Graham, the Company’s President and Chief Operating Officer, has been appointed to the Board of Directors, expanding the number of directors to seven. Mr. Graham has been employed by Amedisys since 1996, where he has served as Vice President of Finance and Senior Vice President of Operations. He became Chief Operating Officer in 1999 and was appointed President in 2004. From 1993 to 1996, Mr. Graham served as Director of Financial Services for General Health Systems, a regional multi-faceted health care system in Baton Rouge. From 1989 to 1993, he worked for Arthur Andersen where his final position was as a Senior Accountant. Mr. Graham received a Bachelor of Science degree in Business Administration from the University of Southern Mississippi.

“Larry’s extensive experience in the home health care industry, his leadership and dedication to the company, as well as his successful record of growing our company will make him a tremendous asset as a more active member in future Board deliberations,” said Mr. Borne.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com

2